Exhibit 99.5

Consent of Director Nominee

GigCapital9 Corp.

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of GigCapital9 Corp., the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: November 25, 2025

/s/ Raanan I. Horowitz
Raanan I. Horowitz